Exhibit 99.1

SAULCENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Third Quarter 2012 Earnings

November 1, 2012, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended September 30, 2012 (“2012 Quarter”). Total revenue for the 2012 Quarter increased to $47.5 million from $42.9 million for the quarter ended September 30, 2011 (“2011 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests and preferred stock dividends, decreased to $8.1 million for the 2012 Quarter from $8.7 million for the 2011 Quarter. Net income available to common stockholders was $4.2 million ($0.21 per diluted share) for the 2012 Quarter compared to $1.7 million ($0.09 per diluted share) for the 2011 Quarter. Revenue increased primarily due to $3.0 million of rents generated by the shopping centers acquired in 2011 and $0.9 million of additional revenue generated by Clarendon Center. Operating income declined primarily due to $1.9 million of predevelopment expenses, which was partially offset by $1.3 million of additional operating income generated by the core portfolio and $0.2 million generated by the shopping centers acquired in 2011.

Same property revenue increased 1.9% for the 2012 Quarter compared to the 2011 Quarter, and same property operating income increased 3.3%. The same property comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center portfolio same property operating income increased 3.7%, primarily due to lower provision for credit losses, and the mixed-use portfolio same property operating income increased 2.0%.

For the nine months ended September 30, 2012 (“2012 Period”), total revenue increased to $142.2 million from $127.4 million for the nine months ended September 30, 2011 (“2011 Period”). Operating income increased to $27.0 million for the 2012 Period from $25.2 million for the 2011 Period. Net income available to common stockholders was $12.5 million ($0.64 per diluted share) for the 2012 Period compared to $7.9 million ($0.42 per diluted share) for the 2011 Period. The primary sources of the revenue increase were additional revenue from the shopping centers acquired in 2011 ($9.7 million) and Clarendon Center ($4.3 million). The primary sources of the increase in operating income were the core portfolio ($2.9 million) and the shopping centers acquired in 2011 ($1.3 million), partially offset by predevelopment expenses ($1.9 million). Same property revenue increased 0.6% for the 2012 Period compared to the 2011 Period, and same property operating income increased 1.7%. Shopping center portfolio same property operating income increased 1.2% and the mixed-use portfolio same property operating income increased 3.6% due to improved operating performance at Washington Square.

As of September 30, 2012, 91.6% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center, which were 100% leased), compared to 90.4% at September 30, 2011. On a same property basis, 91.1% of the portfolio was leased compared to the prior year level of 89.9%. The 2012 leasing percentages were impacted by a net increase of approximately 105,000 square feet of leased space, primarily caused by the leasing of a portion of the space vacated by major shopping center tenants in 2011.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 36.2% to $14.6 million ($0.55 per diluted share) in the 2012 Quarter from $10.7 million ($0.44 per diluted share) in the 2011 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The primary sources of increased FFO in the 2012 Quarter were (a) acquisition costs incurred in 2011 ($2.4 million), (b) additional FFO generated by the shopping center properties acquired in 2011 ($1.5 million), the core portfolio ($1.5 million), and Clarendon Center ($0.1 million) and (c) the change in fair value recognized on the Company’s interest rate swaps ($0.2 million), partially offset by predevelopment expenses ($1.9 million or $0.07 per diluted share).

FFO available to common shareholders for the 2012 Period increased 29.1% to $45.5 million ($1.72 per diluted share) from $35.2 million ($1.45 per diluted share) during the 2011 Period. The primary sources of increased FFO in the 2012 Period were (a) additional FFO generated by the shopping centers acquired in 2011 ($4.8 million), the core portfolio ($2.5 million), and Clarendon Center ($0.8 million), (b) acquisition costs incurred in the 2011 Period ($2.5 million), (c) a change in the fair value loss recognized on the Company’s interest rate swaps ($1.4 million), partially offset by predevelopment expenses ($1.9 million).

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 57 community and neighborhood shopping center and mixed-use properties totaling approximately 9.5 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider

(301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Real estate investments
Land	$323,723	$324,183
Buildings and equipment	1,101,339	1,092,533
Construction in progress	1,422	1,129

	1,426,484	1,417,845
Accumulated depreciation	(346,426)	(326,397)

	1,080,058	1,091,448
Cash and cash equivalents	33,498	12,323
Accounts receivable and accrued income, net	41,916	39,094
Deferred leasing costs, net	25,396	25,876
Prepaid expenses, net	6,367	3,868
Deferred debt costs, net	8,106	7,090
Other assets	5,106	12,870

Total assets	$1,200,447	$1,192,569

Liabilities
Mortgage notes payable	$827,963	$823,871
Revolving credit facility payable	—	8,000
Dividends and distributions payable	13,394	13,219
Accounts payable, accrued expenses and other liabilities	30,044	22,992
Deferred income	30,128	31,281

Total liabilities	901,529	899,363

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	198	193
Additional paid-in capital	236,459	217,829
Accumulated deficit and other comprehensive loss	(157,085)	(147,522)

Total Saul Centers, Inc. stockholders’ equity	258,900	249,828
Noncontrolling interest	40,018	43,378

Total stockholders’ equity	298,918	293,206

Total liabilities and stockholders’ equity	$1,200,447	$1,192,569

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue
Base rent	$38,403	$34,390	$114,091	$101,280
Expense recoveries	7,576	6,994	22,741	21,211
Percentage rent	259	209	1,118	1,037
Other	1,296	1,285	4,208	3,862

Total revenue	47,534	42,878	142,158	127,390

Operating expenses
Property operating expenses	5,977	5,829	17,775	18,289
Provision for credit losses	168	595	761	1,628
Real estate taxes	5,546	4,743	16,928	13,881
Interest expense and amortization of deferred debt costs	12,322	11,250	37,660	32,714
Depreciation and amortization of deferred leasing costs	10,268	8,512	29,816	25,308
General and administrative	3,272	3,293	10,303	10,402
Predevelopment expenses	1,870	—	1,870	—

Total operating expenses	39,423	34,222	115,113	102,222

Operating income	8,111	8,656	27,045	25,168
Acquisition related costs	—	(2,439)	—	(2,513)
Change in fair value of derivatives	17	(217)	(2)	(1,374)
Gain on sale of property	1,057	—	1,057	—
Gain on casualty settlement	219	—	219	198

Net income	9,404	6,000	28,319	21,479
Income attributable to the noncontrolling interests	(1,456)	(496)	(4,428)	(2,268)

Net income attributable to Saul Centers, Inc.	7,948	5,504	23,891	19,211
Preferred dividends	(3,785)	(3,785)	(11,355)	(11,355)

Net income available to common stockholders	$4,163	$1,719	$12,536	$7,856

Per share net income available to common stockholders:
Diluted	$0.21	$0.09	$0.64	$0.42

Weighted average common stock:
Common stock	19,721	18,893	19,561	18,774
Effect of dilutive options	63	44	51	69

Diluted weighted average common stock	19,784	18,937	19,612	18,843

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$9,404	$6,000	$28,319	$21,479
Less: Gains on property dispositions	(1,276)	—	(1,276)	(198)
Add: Real property depreciation and amortization	10,268	8,512	29,816	25,308

FFO	18,396	14,512	56,859	46,589
Less: Preferred dividends	(3,785)	(3,785)	(11,355)	(11,355)

FFO available to common shareholders	$14,611	$10,727	$45,504	$35,234

Weighted average shares:
Diluted weighted average common stock	19,784	18,937	19,612	18,843
Convertible limited partnership units	6,914	5,416	6,914	5,416

Diluted & converted weighted average shares	26,698	24,353	26,526	24,259

Per share amounts:
FFO available to common shareholders (diluted)	$0.55	$0.44	$1.72	$1.45

Reconciliation of net income to same property operating income:
Net income	$9,404	$6,000	$28,319	$21,479
Add: Interest expense and amortization of deferred debt costs	12,322	11,250	37,660	32,714
Add: Depreciation and amortization of deferred leasing costs	10,268	8,512	29,816	25,308
Add: General and administrative	3,272	3,293	10,303	10,402
Add: Predevelopment expenses	1,870	—	1,870	—
Add: Acquisition related costs	—	2,439	—	2,513
Add: Change in fair value of derivatives	(17)	217	2	1,374
Less: Gains on property dispositions	(1,276)	—	(1,276)	(198)
Less: Interest income	(59)	(18)	(108)	(65)

Property operating income	35,784	31,693	106,586	93,527
Less: Acquisitions & developments	(5,738)	(2,618)	(17,003)	(5,421)

Total same property operating income	$30,046	$29,075	$89,583	$88,106

Shopping centers	$24,169	$23,311	$71,838	$70,984
Mixed-Use properties	5,877	5,764	17,745	17,122

Total same property operating income	$30,046	$29,075	$89,583	$88,106

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.